As filed with the Securities and Exchange Commission on November 14, 2025.

Registration No. 333-264628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

FS CREDIT REAL ESTATE INCOME TRUST, INC.

(Exact name of registrant as specified in governing instruments)

201 Rouse Boulevard

Philadelphia, PA 19112

(215) 495-1150

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Michael C. Forman

FS Credit Real Estate Income Trust, Inc.

201 Rouse Boulevard

Philadelphia, PA 19112

(215) 495-1150

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason W. Goode

Lindsey L. G. Magaro

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309-3424

(404) 881-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    Registration No. 333-264628

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (Registration No. 333-264628) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to add exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

(b) Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

10.1	Fifth Amended and Restated Advisory Agreement, dated November 13, 2025, by and between FS Credit Real Estate Income Trust, Inc. and FS Real Estate Advisor, LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, as filed by the Registrant with the SEC on November 13, 2025).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on November 14, 2025.

FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:	/s/ Michael C. Forman
Michael C. Forman
Chief Executive Officer, President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael C. Forman	Chief Executive Officer, President and Chairman	November 14, 2025
Michael C. Forman	(Principal Executive Officer)

/s/ Brian Gold	Chief Financial Officer	November 14, 2025
Brian Gold	(Principal Financial Officer and Principal Accounting Officer)

*	Director	November 14, 2025
Jeffrey Krasnoff

*	Director	November 14, 2025
David J. Adelman

*	Director	November 14, 2025
Ryan N. Boyer

*	Director	November 14, 2025
James W. Brown

*	Director	November 14, 2025
Karen D. Buchholz

*	Director	November 14, 2025
Terence J. Connors

*	Director	November 14, 2025
John A. Fry

*	Director	November 14, 2025
David Schiff

*	Director	November 14, 2025
William Hankowsky

*By:	/s/ Michael C. Forman
Michael C. Forman Attorney-in-fact